Exhibit 99.1

Berkshire Hills Announces Stock Buyback Program

Pittsfield, MA — March 26, 2013 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors approved a new stock repurchase program for up to 500,000 shares, or approximately 2% of its outstanding common stock. Berkshire also announced that it had completed the remaining authorized repurchases under its prior program, which had approximately 98,000 shares available for repurchase at year-end 2012.  Under the new program, repurchases may be made from time to time through open market or privately negotiated purchases.  Any repurchases will be at the Company’s discretion, and will be subject to market conditions and other factors.  The program will remain authorized until such time as it is completed, and it allows for repurchases pursuant to a trading plan adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has approximately $5.3 billion in assets and 75 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

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CONTACT

Investor Relations Contact

Allison O’Rourke, Investor Relations; 413-236-3149

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com